Exhibit 3.1

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Clavis Technologies International Co., Ltd.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount.  The shares of such series shall be designated as Series A Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock"), and the number of shares constituting such series shall be One Million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of any outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation convertible into shares of Series A Preferred Stock.

Continued on attached pages.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

STATE OF NEVADA

ADDENDUM
TO
CERTIFICATE OF DESIGNATION
OF
CLAVIS TECHNOLOGIES INTERNATIONAL CO., LTD.

2.  Dividends and Distributions.  The holders of the Series A Preferred shall not be entitled to receive any dividends whether payable (1) out of funds legally available therefore, (2) in the Corporation's common shares, par value $.001 per share (the “Common Stock”), or any other class or series of capital stock of the Corporation, and/or (3) by the distribution of any assets of the Corporation, except for when any dividend is declared by the Board of Director that is specifically designated for the Common Stock, in which event the holders of the Series A Preferred shall receive a dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

3.  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation.  Upon the happening of any Common Stock Event (as defined in Section 6.5(A) herein), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such Common Stock Event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(B)  Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

4.    Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Corporation’s Articles of Incorporation (the “Articles”)  or in any other Certificate of Designation creating a series of Preferred Stock or as otherwise required by law.

5.  Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation (other than in connection with the reincorporation of the Corporation in another jurisdiction), either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of  $0.50 for each outstanding share of Series A Preferred Stock (as adjusted for stock splits, combinations or similar events, the "Original Series A Issue Price").  Upon the completion of the distribution required by the preceding sentence and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock shall be entitled to share ratably in the remaining assets of the Corporation with the holders of Common Stock (with each share of Series A Preferred Stock being treated, for such purpose, as equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock is convertible on the date of such distribution).  If any non-cash assets are distributed to stockholders in connection with any liquidation, dissolution and winding up of the Corporation, then for purposes of this Section 5 the value of such assets shall be deemed to equal the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation.

6.           Conversion.

6.1.           General.  The holders of the Series A Preferred Stock shall have conversion rights as set forth in this Section 6.

6.2.           Conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The initial “Conversion Price” shall equal to the Original Series A Issue Price. The Conversion Price shall be subject to adjustment as provided in subsection 6.5.

6.3.           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, pay cash equal to such fraction multiplied by the then effective Conversion Price.

6.4.           Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable pursuant to Section 6.3 above as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

6.5           Adjustment to Conversion Price.

(A)           Adjustment Upon Common Stock Event.  As used in this Section 6 and elsewhere herein, the term “Common Stock Event” means (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock. Upon the happening of a Common Stock Event, the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

(B)           Adjustment for Certain Transactions.  Except as provided in the following sentence, in case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety or in the case of a recapitalization of the Common Stock (all the foregoing being referred to collectively as a "Transaction"), each share of Series A Preferred Stock shall after the date of such Transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Transaction) upon conversion of such share of Series A Preferred Stock would have been entitled pursuant to such Transaction; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of  Series A Preferred Stock.  The provisions of the preceding sentence shall not apply to any Transaction that is a Common Stock Event or (ii) in connection with the reincorporation of the Corporation in another jurisdiction.

6.6.           Adjustment for Average Trading Price Below Conversion Price.

(A)    General Adjustment Formula.  During the ninety (90) day period commencing on the first anniversary of the date of issuance of the Series A Preferred Stock (the “Adjustment Period”), if the Average Trading Price (as defined below) of the Corporation’s Common Stock is less than the Conversion Price then in effect, then the Conversion Price shall be reduced to equal such Average Trading Price.  For the purpose of the foregoing, the “Average Trading Price” of the Common Stock of the Company shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq Capital Market or the Nasdaq Global Select Market (“Trading Market”), the daily volume weighted average closing price of the Common Stock on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) (“Trading Day”)) during the Adjustment Period; (ii) if traded on the OTC Bulletin Board, the volume weighted average closing price of the Common Stock during the Adjustment Period; and (iii) if the Common Stock is not then quoted for trading on the OTC Bulletin Board or any Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average closing price of the Common Stock during the Adjustment Period.  The Conversion Price shall be so reduced only upon a written notice from any holder of Series A Preferred Stock delivered to the Corporation which notice shall set forth in reasonable detail the calculation of the Average Trading Price (“Adjustment Notice”).  The Adjustment Notice shall be delivered to the Corporation no later than ten (10) business days after the Adjustment Period.  Upon written confirmation to such holder of the calculation of the Conversion Price adjustment in the Adjustment Notice, the Conversion Price for all outstanding shares of Series A Preferred Stock shall immediately be deemed adjusted in accordance with such Adjustment Notice as of the date of such Adjustment Notice.

6.7  Adjustments to Conversion Price for Diluting Issues.

(A) Special Definitions. For purposes of this Section 6.7, the following definitions shall apply:

(i)	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii)	“Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv)
“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6.7(D) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(2)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 6.5;

(3)
shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(4)
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation;

(6)
shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation;

(7)
shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation;

(8)
shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation;

(B) No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 50% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(C) Deemed Issue of Additional Shares of Common Stock.

(i)
If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)
If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.7(D), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause  (ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)
If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.7(D) (either because the consideration per share (determined pursuant to Subsection 6.7(E) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 6.7(C)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)
Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.7(C), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)
If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 6.7(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 6.7(C)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 6.7(C) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6.7(C)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*((A + B) ÷ (A + C)).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(ii)	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)
“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(E) Determination of Consideration.  For purposes of this Subsection 6.7(E), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)	Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2)
insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(3)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

(ii)
Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 6.7(D), relating to Options and Convertible Securities, shall be determined by dividing

(1)
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(F) Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.7, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.8.  Statement Regarding Adjustments.  Whenever the Conversion Price shall be adjusted as provided in subsection 6.5, 6.6 or 6.7, the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation’s records.

7.  Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

8.  Amendment.  The Articles and the Bylaws of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock voting separately as a class.

9.  Protective Provisions.  Except as set forth below, the Corporation shall not require the prior consent, approval or vote of the holder(s) of the Series A Preferred with respect to any action except as part of any consent, approval or vote of stockholders required under the General Corporation Law of the State of Nevada.

(A)  At any time when at least 500,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are held of record by the original holder thereof (the “Original Holder”), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent of the Original Holder (or affirmative vote of the shares of Series A Preferred Stock held of record by the Original Holder), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)	liquidate, dissolve or wind up the business and affairs of the Corporation, or consent to any of the foregoing;

(ii)	amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws;

(iii)
create or authorize the creation of any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock or of any additional class or series of capital stock;

(iv)
reclassify, alter or amend any existing security that is junior to or on parity with the Series A Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series A Preferred Stock;

(v)	purchase any capital stock of the Corporation, except for open market repurchases by the Corporation made in accordance with SEC Rule 10b-18; or

(vi)	dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

10.  Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.